Exhibit 99

FOR IMMEDIATE RELEASE

JEFFERIES REPORTS PRELIMINARY RECORD FISCAL THIRD QUARTER

AND NINE-MONTHS 2014 FINANCIAL RESULTS

NEW YORK– September 2, 2014 — Jefferies Group LLC today announced preliminary financial results for its fiscal third quarter 2014. Jefferies will release final results for its third quarter 2014 on September 16, 2014. These preliminary results are being released in advance of Jefferies’ normal earnings release schedule in light of the Leucadia Investor Meeting to be held tomorrow on September 3, 2014, at 10:00 a.m.

Highlights estimated for the three months ended August 31, 2014:

•	Total Net revenues of $835 million

•	Pre-tax earnings of $132 million

•	Net earnings of $82 million

•	Record Investment Banking net revenues of $461 million

•	Equities net revenues of $163 million

•	Fixed Income net revenues of $207 million

•	Total Sales and Trading net revenues of $370 million

Highlights estimated for the nine months ended August 31, 2014:

•	Record Total Net revenues of $2,457 million

•	Record Pre-tax earnings of $414 million

•	Record Net earnings of $256 million

•	Investment Banking net revenues of $1,207 million

•	Equities net revenues of $529 million

•	Fixed Income net revenues of $711 million

•	Total Sales and Trading net revenues of $1,240 million

Richard B. Handler, Chairman and Chief Executive Officer, and Brian P. Friedman, Chairman of the Executive Committee, commented: “These preliminary results represent the best third quarter and the best first nine-months Jefferies has achieved in our 50-year history. Our third quarter performance was driven by an estimated $461 million in Investment Banking net revenues. These record preliminary investment banking results reflect solid contributions from equity and debt capital markets, strong performance in our merger and acquisition advisory business, and solid participation across our industry groups and geographies. Our sales and trading business preliminary results were also solid for the quarter and are estimated at $370 million. We continue to expand our client reach and believe we are gaining market share across the board as we leverage our unique position as the largest non-bank, full-service global investment banking firm based in the U.S. The overall environment is reasonable, and our competitive position has never been stronger.”

Actual fiscal third quarter 2014 results may differ from these preliminary estimated results, either positively or negatively, in connection with normal and customary quarterly closing processes for valuations and revenue and expense accruals.

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, as well as wealth management in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE:LUK), a diversified holding company.

For further information, please contact:

Peregrine C. Broadbent

Chief Financial Officer

Jefferies Group LLC

(212) 284-2238